AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (the “Amendment”) is effective as of June 19, 2020 (the “Effective Date”) by and between Mitcham Industries, Inc. (the “Company”) and Guy M. Malden (the “Employee”).

RECITALS
WHEREAS, the parties previously entered into an Employment Agreement effective as of September 11, 2017 (the “Employment Agreement”).
WHEREAS, the parties desire to amend the Employment Agreement according to the terms in this Amendment.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to the following terms:
TERMS
1.Capitalized Terms. All capitalized terms used but not defined in this Amendment shall have the same meaning as prescribed in the Employment Agreement.

2.Amendment to Section 1 of Employment Agreement. Section 1 of the Employment Agreement is hereby deleted and replaced in its entirety by the following:

For six months after June 10, 2020 during the Employment Period (as defined in Section 4), the Employee shall continue to serve as Co-Chief Executive Officer of the Company. For the period between the day immediately following the end of the six-month period just referenced and the Expiration Date (as defined in Section 4), the Employee shall serve in a mutually agreeable position and thereafter shall perform such duties as may be assigned by the Company in its sole discretion.

3.Amendment to Section 3(a) of Employment Agreement. The first sentence of Section 3(a) of the Employment Agreement is hereby deleted and replaced in its entirety by the following:

During the Employment Period (as defined in Section 4), the Company shall pay to Employee an annualized Base Salary of $232,000.00 (the “Base Salary”) in consideration for Employee’s Services under this Agreement.

4.Amendment to Section 3(c) of Employment Agreement. Section 3(c) of the Employment Agreement is hereby amended by adding the following:

Notwithstanding any contrary term in any such written award agreement, equity incentive plan, program or arrangement, all equity incentive awards issued by the Company to the Employee which are unvested as of the Expiration Date (as defined in Section 4) shall be automatically vested by the Company within 60 days following the Expiration Date as long as (i) the Employee’s employment has not been terminated for Cause on or before the Expiration Date, (ii) the Employee has not resigned his employment without Good Reason on or before the Expiration Date, (iii) the Employee’s employment with Company has otherwise been terminated on or before the Expiration Date, and (iv) the Employee meets the other conditions applicable under Section 6. Any stock options issued by the Company to the Employee which remain outstanding as of the Termination Date shall be exercisable through the original term of the option (i.e., 10 years from the date of grant).

5.Amendment to Section 4 of Employment Agreement. Section 4 of the Employment Agreement is hereby deleted and replaced in their entirety by the following:

The “Employment Period” shall begin on June 10, 2020 and continue until the December 31, 2021 (the “Expiration Date”) unless the Employee’s employment is terminated sooner in accordance with Section 5. In addition, and notwithstanding any other provision of this Agreement, all references to “Initial Term” and “Renewal Term” in this Agreement shall be null and void. The parties agree that, if the Employee’s employment with the Company continues beyond the Expiration Date, such continued employment shall not be for any specific duration or term and shall be on an at-will basis, which means that either party shall have the right to terminate the employment relationship at any time with or without Cause, Good Reason, any other reason, or notice.

6.Amendment to Section 6 of the Employment Agreement. Section of the Employment Agreement is hereby deleted and replaced in its entirety by the following:

Upon any termination of the Employee’s employment with the Company, the Company shall have no further liability to the Employee under this Agreement other than for (a) payment of the Employee’s Base Salary through the Termination Date; (b) subject to the terms and conditions of any benefit plans which he may participate at the time of such termination, any post-employment benefits available pursuant to the terms of those plans; however, the Employee shall not be entitled to any additional amounts or benefits as a result of such termination of employment; and (c) the above-referenced accelerated vesting of equity incentive awards if applicable under Section 3(c). The benefits just described in (c) shall be referred to the “Severance Consideration” and provision of the Severance Consideration shall be dependent upon Employee’s (i) continued compliance with Employee’s obligations under each of Sections 8, 9, and 10 below and (ii) execution and delivery to the Company, on or before the Release Expiration Date (as defined below), and non-revocation within any time provided by the Company to do so, of a release of all claims in a form acceptable to the Company (the “Release”), which Release shall release each member of the Company Group and their respective affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, attorneys, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of Employee’s employment with the Company and any other member of the Company Group or the termination of such employment, but excluding all claims to payments and benefits Employee may have under this Section 6(a) or 6(b). If the Release is not executed and returned to the Company on or before the Release Expiration Date, and the required revocation period has not fully expired without revocation of the Release by Employee, then Employee shall not be entitled to any portion of the Severance Consideration. As used herein, the “Release Expiration Date” is that date that is twenty-one (21) days following the date upon which the Company delivers the Release to Employee (which shall occur no later than seven (7) days after the Termination Date) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is forty-five (45) days following such delivery date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that Employee is eligible to receive any Severance Consideration pursuant to this Section 6 but, after such determination, the Company subsequently acquires evidence or determines that: (i) Employee has failed to abide by Employee’s continuing obligations under Sections 8, 9, and 10 below; or (ii) a Cause condition existed prior to the Termination Date that, had the Company been fully aware of such condition, would have resulted in the termination of Employee’s employment pursuant this Section 6, then the equity incentive awards which were accelerated pursuant to Section 3(c) shall automatically become null and void and the Employee shall immediately return to the Company all distributions directly or indirectly received by him due to such accelerated vesting.

7.Other Continuing Covenants and Obligations of the Employment Agreement. Except as provided in this Amendment, all other continuing covenants and obligations of the parties under the Employment Agreement (including, without limitation, the Employee’s right to his Base Salary, Annual Bonuses, employment benefits, and vacation under Sections 3(a), 3(b),

3(d), and 3(e) of the Employment Agreement) shall remain unmodified, remain in full force and effect, and continue in full force and effect, and nothing in this Amendment except as provided above shall act to cancel, amend, or supersede such continuing covenants and obligations.

8.Severability. If any provision of this Amendment is held to be illegal, invalid, or unenforceable, then (a) this Amendment shall be considered divisible, (b) such provision shall be deemed inoperative to the extent deemed illegal, invalid, or unenforceable, and (c) in all other respects this Amendment shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation or reformation thereof, then such provision shall be deemed to be so limited or reformed and shall be enforceable to the maximum extent permitted by applicable law.

9.Governing Law; Entire Agreement. This Amendment shall be governed by the laws of the State of Texas; constitutes the sole and entire agreement of the parties with respect to amendment of the Employment Agreement; supersedes all prior verbal and written understandings and agreements between the parties relating to its subject matter; and may not be modified except in a writing signed by both parties. With respect to any claim or dispute related to or arising under this Amendment, the parties hereby consent to the arbitration provisions of Section 11 of the Employment Agreement and recognize and agree that should any resort to a court be necessary and permitted under this Amendment, then they consent to the exclusive jurisdiction, forum, and venue of the state and federal courts located in Houston, Harris County, Texas. The Employee agrees that the Company has not made any promise or representation to him concerning this Amendment not expressed in this Amendment, and that, in signing this Amendment, he is not relying on any prior oral or written statement or representation by the Company but is instead relying solely on his own judgment and his legal advisor, if any.

10.Execution in Separate Counterparts. This Amendment may be executed by the parties in separate counterparts, all of which taken together shall be considered the parties’ executed agreement. Duplicates of original signed copies of this Amendment shall have the same legal effect as signed originals.

AGREED as of the Effective Date:

MITCHAM INDUSTRIES, INC. By: Name: Robert P. Capps Title: Co-CEO and CFO Date Signed:	GUY M. MALDEN By: Guy M. Malden Date Signed:

By:		By:
Name: Robert P. Capps
Title: Co-CEO and CFO

Date	Signed:	Date	Signed:

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